Exhibit 99.1

Lehigh Gas Partners LP Announces the Acquisition of 34 Sites in the Knoxville, Tennessee Region

ALLENTOWN, PA (August 1, 2013) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership”) announced today that it entered into an asset purchase agreement with Rocky Top Markets, LLC and Rocky Top Properties, LLC (collectively “Rocky Top”) on August 1, 2013 whereby the Partnership will purchase 30 motor fuel stations, assume or enter into leases for four (4) motor fuel stations, assume seven (7) third party supply contracts and purchase certain equipment and other assets at the sites for a total consideration of $36.9 million. The Partnership will pay $10.7 million at closing for one (1) fee property site, the four (4) leasehold sites, the seven (7) third party supply contracts and certain other equipment and assets associated with the sites. Concurrent with the closing, the Partnership will enter into a master lease for the remaining 29 motor fuel stations. On or after August 1, 2015, the Partnership will purchase the 29 motor fuel stations for $26.2 million, the remaining balance of the purchase price.

The transaction enhances the Partnership’s geographic diversity and provides it access to a new market region. The 34 sites are located in and around the Knoxville, TN region and along Interstate 40 and 75. In aggregate, including the assumed third party supply contracts, the total portfolio sold 34.1 million gallons of motor fuel in 2012. Thirty-one of the 34 sites are Shell branded.

“We are extremely excited to enter into the Knoxville market and to establish a presence in Tennessee,” said Chairman and CEO Joe Topper. “We are pleased to be able to acquire assets of the quality of Rocky Top and to add to our Shell portfolio. The acquisition provides us a solid platform in the region that we hope to grow over time,” Topper added.

The Partnership has agreed to lease or sublease the 34 sites in a 15 year agreement to Lehigh Gas - Ohio, LLC (“LGO”), which separately agreed to purchase fuel and merchandise inventory and certain other assets at the sites from Rocky Top. The Partnership will also supply fuel to LGO at these sites under a 15 year agreement.

The transaction is scheduled to close during the third quarter of 2013. The Partnership expects to fund the transaction through funds available under its corporate credit facility.

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners owns or leases more than 500 sites in nine states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire and Maine. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco and Valero. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Lehigh Gas Partner LP’s filings with the Securities and Exchange Commission. Lehigh Gas Partners LP disclaims any obligation to update or revise any forward-looking statements.

CONTACTS:

INVESTORS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com